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                                                                  EXHIBIT 10.5

November 15, 2001

Andrew Galligan
c/o Corcept Therapeutics Incorporated
275 Middlefield Road
Menlo Park, CA 94025

Re:      Offer of Employment at Corcept Therapeutics Incorporated

Dear Andrew:

         We are very pleased to invite you to join Corcept Therapeutics Incorporated (the "Company") in the role of Chief Financial Officer.

         1.       Duties and Responsibilities.  Your initial assignment will be
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as Chief Financial Officer, reporting to me in my capacity as Chief Executive
Officer. This offer is for a full-time position based at the Company's principal place of business in Menlo Park.

         2.       Salary.  Your initial base salary will be $8,333.33 for
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full-time employment, payable bi-monthly in accordance with the Company's customary payroll practice. This equates to base compensation of $200,000.00 on an annual basis. Salary is subject to periodic review and adjustment by the Company's management.

         3.       Location.  As a general rule, you will work at the Company's
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principal offices in Menlo Park. Your position also will require occasional travel to other locations as may be necessary to fulfill your responsibilities. The Company will reimburse your reasonable and necessary travel expenses under its standard travel reimbursement policy.

         4.       Medical, Dental and Insurance Benefits.  You will be eligible
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to receive the Company's standard employee benefits package. Please contact Mark
Strem, Director of Business Operations, for details regarding Corcept's benefits.

         5.       Vacation and Holidays. You will accrue vacation at the rate of
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three weeks per year, assuming full-time employment; however, unused vacation will not accrue in excess of twenty-five days. You also will be entitled to take all paid holidays under the Company's then-current schedule.

         6.       Stock Option.  The executive management of the Company will
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recommend that the Board of Directors grant you a stock option to purchase
200,000 shares of the Company Common Stock under the terms of the Company's 2000 Stock Option Plan. Options typically are granted at the next meeting of the Company's Board of Directors following your commencement of employment. The exercise price for this option will be the

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then-current fair market value of the Company Common Stock at the date of grant. Following your formal written acceptance of the stock option award, the option will become vested according to the following schedule:

                  (a) 20% of the option shares will vest after one year of continuous employment; and

                  (b) an additional 1/60th of the option shares (1.667% of the total option grant) will vest each succeeding month during the term of the option, so that the entire option is vested after five years of continuous employment.

         At present the Company's shares should be considered a highly speculative investment. Please note that there is no public market for the Company's shares, which are not listed on any stock exchange or qualified for sale to the public. Any issuance, offer or sale of the Company's shares (including shares issuable under your stock option) will be subject to compliance with the Stock Option Plan, state and federal securities laws and the terms of any underwriting, offering or listing agreements.

         7.       Confidential Information; Employee Inventions and
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Confidentiality Agreement. To enable the Company to safeguard its proprietary
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and confidential information, it is a condition of employment that you agree to sign the Company's standard form of "Employee Inventions and Confidentiality Agreement." A copy of this agreement is enclosed for your review. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

         8.       At-Will Employment. While we look forward to a long and
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mutually beneficial relationship, should you decide to accept our offer you will be an "at-will" employee of the Company. This means that the either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit or incentive program does not assure continuing employment for any particular period of time.

         9.       Authorization to Work.  Federal government regulations require
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that all prospective employees present documentation their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact Mark Strem, our Director of Business Operations at (650) 688 - 8809.

        10.       Complete Offer and Agreement.  This letter contains our
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complete understanding and agreement regarding the terms of your employment by the Company.

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There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company.

         11.      Start Date; Acceptance of Offer. We hope that you will accept
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this offer promptly, and begin your full-time employment at Corcept Therapeutics by November 21. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me in the envelope provided.

         As we have discussed, Andrew, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Corcept Therapeutics Incorporated.

                                                     Very truly yours,

                                                    /s/ Joseph K. Belanoff, M.D.

                                                    Joseph K. Belanoff, M.D.
                                                    Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Corcept Therapeutics Incorporated on the terms described in this letter.

Signature: /s/ Andrew Galligan
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Date: 11/20/01
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My start date will be: November 21, 2001